Exhibit A-3

(Unaudited)

Nicor Inc.

Consolidating Statement of Retained Earnings

For The Year Ended December 31, 2004

(Millions)

	Nicor Inc.	Nicor Gas (a)	Birdsall, Inc. (b)	Nicor Energy Ventures Company (c)	Nicor Solutions, LLC	Nicor Horizon, Inc.	Nicor Purchasing LLC	Tropical Bahamas Ltd.	Nicor Oil and Gas Corporation	Nicor Mining Inc.	Nicor National Inc.	Adjustments and Eliminations	Consolidated
Balance at beginning of year	$647.1	$442.3	$177.1	$10.3	$	$1.7	$—	$44.1	$80.6	$(69.3)	$(48.8)	$	$647.1
Adjustment to Retained Earnings	—	—	—	—		—	—	(48.6)	—	—	—		—
Net income (loss)	75.2	62.1	27.6	6.6		0.9	0.1	4.5	—	—	—		75.1
Dividends on common stock	(81.9)	(49.0)	(11.0)	(3.0)		—	—	—	—	—	—		(81.9)
Dividends on preferred stock	—	(0.1)	—	—		—	—	—	—	—	—		—
Rounding	—	—	—	—		—	—	—	0.1	—	(0.1)		—

Balance at end of year	$640.4	$455.3	$193.7	$13.9	$	$2.6	$0.1	$—	$80.7	$(69.3)	$(48.9)	$	$640.3

(a)	From Nicor Gas consolidated column on Exhibit A-6.
(b)	From Birdsall, Inc. consolidated column on Exhibit A-9.
(c)	From Nicor Energy Ventures Company consolidated column on Exhibit A-12.

*	This Exhibit A contains confidential information which has been redacted, but filed separately with the Securities and Exchange Commission.